Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $39.8 Million, or $1.15 Per Diluted Share, for Second Quarter 2024;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - July 17, 2024 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $39.8 million, or $1.15 per diluted share, for the second quarter of 2024, compared to $37.6 million, or $1.09 per diluted share, for the preceding quarter and $39.6 million, or $1.15 per diluted share, for the second quarter of 2023. Net interest income was $132.5 million in the second quarter of 2024, compared to $133.0 million in the preceding quarter and $142.5 million in the second quarter a year ago. The decrease in net interest income compared to the preceding quarter and prior year quarter reflects an increase in funding costs, partially offset by an increase in yields on earning assets. Banner’s second quarter 2024 results included a $562,000 net loss on the sale of securities, compared to a $4.9 million net loss on the sale of securities in the preceding quarter and a $4.5 million net loss on the sale of securities in the second quarter of 2023. Banner’s second quarter 2024 results also included a $2.4 million provision for credit losses, compared to a $520,000 provision for credit losses in the preceding quarter and a $6.8 million provision for credit losses in the second quarter of 2023. Net income was $77.4 million, or $2.24 per diluted share, for the six months ended June 30, 2024, compared to net income of $95.1 million, or $2.76 per diluted share, for the six months ended June 30, 2023. Banner’s results for the six months ended June 30, 2024 include a $2.9 million provision for credit losses, a $5.5 million net loss on the sale of securities and a $1.2 million net decrease in the fair value adjustments on financial instruments carried at fair value, compared to a $6.2 million provision for credit losses, an $11.8 million net loss on the sale of securities and a $3.7 million net decrease in the fair value adjustments on financial instruments carried at fair value during the same period in 2023.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share. The dividend will be payable August 16, 2024, to common shareholders of record on August 6, 2024.
“Banner’s second quarter operating results reflect the continued successful execution of our super community bank strategy, which emphasizes strong relationship banking and a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the second quarter of 2024 benefited from solid growth in loans and higher yields on interest-earning assets. The continued high interest rate environment and its effect on funding costs, however, resulted in moderate compression in our net interest margin during the quarter. We continue to maintain strong credit quality metrics and a solid reserve for potential credit losses. Additionally, we continue to benefit from a strong core deposit base that has been resilient in a highly competitive environment, with core deposits representing 88% of total deposits at quarter end. Banner has upheld its core values for the past 133 years, which are to do the right thing for our clients, communities, colleagues, company and shareholders; and to provide consistent and reliable strength through all economic cycles and change events.”
At June 30, 2024, Banner, on a consolidated basis, had $15.82 billion in assets, $10.99 billion in net loans and $13.08 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Second Quarter 2024 Results
July 17, 2024

Second Quarter 2024 Highlights
•Revenue was $149.7 million for the second quarter of 2024, compared to $144.6 million in the preceding quarter and $150.9 million in the second quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $150.5 million in the second quarter of 2024, compared to $150.4 million in the preceding quarter and $158.6 million in the second quarter a year ago.
•Net interest income was $132.5 million in the second quarter of 2024, compared to $133.0 million in the preceding quarter and $142.5 million in the second quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 3.70%, compared to 3.74% in the preceding quarter and 4.00% in the second quarter a year ago.
•Mortgage banking operations revenue was $3.0 million for the second quarter of 2024, compared to $2.3 million in the preceding quarter and $1.7 million in the second quarter a year ago.
•Return on average assets was 1.02%, compared to 0.97% in the preceding quarter and 1.02% in the second quarter a year ago.
•Net loans receivable increased 3% to $10.99 billion at June 30, 2024, compared to $10.72 billion at March 31, 2024, and increased 6% compared to $10.33 billion at June 30, 2023.
•Non-performing assets were $33.3 million, or 0.21% of total assets, at June 30, 2024, compared to $29.9 million, or 0.19% of total assets, at March 31, 2024 and $28.7 million, or 0.18% of total assets, at June 30, 2023.
•The allowance for credit losses - loans was $152.8 million, or 1.37% of total loans receivable, as of June 30, 2024, compared to $151.1 million, or 1.39% of total loans receivable, as of March 31, 2024 and $144.7 million, or 1.38% of total loans receivable, as of June 30, 2023.
•Total deposits decreased to $13.08 billion at June 30, 2024, compared to $13.16 billion at March 31, 2024 and $13.10 billion at June 30, 2023.
•Core deposits represented 88% of total deposits at June 30, 2024.
•Available borrowing capacity was $4.73 billion at June 30, 2024, compared to $5.05 billion at March 31, 2024.
•On-balance sheet liquidity was $2.83 billion at June 30, 2024, compared to $2.77 billion at March 31, 2024.
•Dividends paid to shareholders were $0.48 per share in the quarter ended June 30, 2024.
•Common shareholders’ equity per share increased 1% to $49.07 at June 30, 2024, compared to $48.39 at the preceding quarter end, and increased 9% from $44.91 at June 30, 2023.
•Tangible common shareholders’ equity per share* increased 2% to $38.12 at June 30, 2024, compared to $37.40 at the preceding quarter end, and increased 13% from $33.83 at June 30, 2023.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $132.5 million in the second quarter of 2024, compared to $133.0 million in the preceding quarter and $142.5 million in the second quarter a year ago. Net interest margin on a tax equivalent basis decreased four basis points to 3.70% for the second quarter of 2024, compared to 3.74% in the preceding quarter, and decreased compared to 4.00% in the second quarter a year ago. Net interest margin for the current quarter was impacted by increased funding costs reflecting the persistent high interest rate environment, partially offset by increased yields on loans due to new loans being originated at higher interest rates and adjustable rate loans repricing higher.
Average yields on interest-earning assets increased nine basis points to 5.25% for the second quarter of 2024, compared to 5.16% for the preceding quarter, and increased compared to 4.80% in the second quarter a year ago. Average loan yields increased nine basis points to 5.96%, compared to 5.87% in the preceding quarter, and increased compared to 5.51% in the second quarter a year ago. The increase in average yields, especially loans, during the current quarter reflects the benefit of originating new loans at higher interest rates as well as adjustable rate loans repricing higher. Total deposit costs increased 13 basis points to 1.50% in the second quarter of 2024, compared to 1.37% in the preceding quarter, and compared to 0.64% in the second quarter a year ago. The increase in deposit costs was due to a larger percentage of core deposits being in interest bearing accounts as well as an increase in the mix of higher cost retail CDs. The average rate paid on borrowings increased nine basis points to 5.07% in the second quarter of 2024, compared to 4.98% in the preceding quarter, and compared to 4.60% in the second quarter a year ago. The total cost of funding liabilities increased 13 basis points to 1.66% during the second quarter of 2024, compared to 1.53% in the preceding quarter, and compared to 0.86% in the second quarter a year ago.
A $2.4 million provision for credit losses was recorded in the current quarter (comprised of a $2.0 million provision for credit losses - loans, a $430,000 provision for credit losses - unfunded loan commitments and a $14,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $520,000 provision for credit losses in the prior quarter (comprised of a $1.4 million provision for credit losses - loans, an $887,000 recapture of provision for credit losses - unfunded loan commitments and a $17,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $6.8 million provision for credit losses in the second quarter a year ago (comprised of a $3.6 million provision for credit losses - loans, a $1.2 million provision for credit losses - unfunded loan commitments, a $2.0 million provision for credit losses - available for sale securities and a $16,000 recapture of provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter primarily reflected loan growth and an increase in the reserve for collateral dependent loans. The provision for credit losses for the preceding quarter primarily reflected loan growth in the construction and one- to four-family loan portfolios and was partially offset by a reduction in unfunded loan commitments in the construction portfolio.

BANR - Second Quarter 2024 Results
July 17, 2024

Total non-interest income was $17.2 million in the second quarter of 2024, compared to $11.6 million in the preceding quarter and $8.4 million in the second quarter a year ago. The increase in non-interest income during the current quarter compared to the preceding quarter was primarily due to a $4.3 million decrease in the net loss recognized on the sale of securities. The increase in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $1.3 million increase in mortgage banking operations revenue, a $4.0 million decrease in the net loss recognized on the sale of securities and a $3.0 million decrease in the net loss recognized for fair value adjustments on financial instruments carried at fair value. Total non-interest income was $28.8 million for the six months ended June 30, 2024, compared to $17.7 million for the same period a year earlier.
Mortgage banking operations revenue was $3.0 million in the second quarter of 2024, compared to $2.3 million in the preceding quarter and $1.7 million in the second quarter a year ago. The volume of one- to four-family loans sold during the current quarter increased compared to the prior year quarter, although overall volumes remained low due to reduced refinancing and purchase activity in the current rate environment. The increase from the preceding quarter included a $284,000 gain related to the sale of $19.8 million of one- to four-family portfolio loans during the second quarter of 2024. The increase from the preceding quarter also reflects an increase in the percentage of loan sold servicing retained. Home purchase activity accounted for 89% of one- to four-family mortgage loan originations in both the second quarter of 2024 and the preceding quarter and 93% in the second quarter of 2023.
During the second quarter of 2024, non-interest income included a $190,000 net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of limited partnership investments, and a $562,000 net loss on the sale of securities, related to a security with a premium that was called early. In the preceding quarter, non-interest income included a $992,000 net loss for fair value adjustments and a $4.9 million net loss on the sale of securities. In the second quarter a year ago, non-interest income included a $3.2 million net loss for fair value adjustments and a $4.5 million net loss on the sale of securities.
Total non-interest expense was $98.1 million in the second quarter of 2024, compared to $97.6 million in the preceding quarter and $95.4 million in the second quarter of 2023. The increase in non-interest expense for the current quarter compared to the prior quarter reflects a $1.5 million increase in salary and employee benefits, primarily resulting from normal annual salary and wage increases and an increase in loan production related commission expense, partially offset by a $963,000 increase in capitalized loan origination costs, primarily due to increased loan production. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects increases in salary and employee benefits and payment and card processing services expense, partially offset by a decrease in professional and legal expenses. For the six months ended June 30, 2024, total non-interest expense was $195.8 million, compared to $190.0 million for the six months ended June 30, 2023. Banner’s efficiency ratio was 65.53% for the second quarter of 2024, compared to 67.55% in the preceding quarter and 63.21% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 63.60% for the second quarter of 2024, compared to 63.70% in the preceding quarter and 58.58% in the year ago quarter. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Federal and state income tax expense totaled $9.5 million for the second quarter of 2024 resulting in an effective tax rate of 19.2%, reflecting the benefits from tax exempt income. Banner’s statutory income tax rate for the quarter ended June 30, 2024, was 23.7%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.
Balance Sheet Review
Total assets increased to $15.82 billion at June 30, 2024, compared to $15.52 billion at March 31, 2024, and $15.58 billion at June 30, 2023. Securities and interest-bearing deposits held at other banks totaled $3.27 billion at June 30, 2024, compared to $3.32 billion at March 31, 2024 and $3.64 billion at June 30, 2023. The decrease compared to the prior quarter was primarily due to normal cash flows from the securities portfolio. The average effective duration of the securities portfolio was approximately 6.5 years at June 30, 2024, compared to 6.8 years at June 30, 2023.
Total loans receivable increased to $11.14 billion at June 30, 2024, compared to $10.87 billion at March 31, 2024, and $10.47 billion at June 30, 2023. One- to four-family residential loans increased 2% to $1.60 billion at June 30, 2024, compared to $1.57 billion at March 31, 2024, and increased 20% compared to $1.34 billion at June 30, 2023. The increase in one- to four-family residential loans was the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new loan production, partially offset by the sale of $19.8 million of one- to four-family portfolio loans. Multifamily real estate loans decreased 11% to $717.1 million at June 30, 2024, compared to $809.1 million at March 31, 2024, and increased 2% compared to $699.8 million at June 30, 2023. The decrease in multifamily real estate compared to March 31, 2024 was primarily due to certain affordable housing loans transferring to small balance commercial real estate. The increase in multifamily real estate loans from June 30, 2023 was primarily the result of the conversion of affordable housing multifamily construction loans to the multifamily portfolio upon the completion of the construction phase as well as the transfer of $43.5 million of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023, partially offset by the transfer of certain affordable housing loans to small balance commercial real estate. Construction, land and land development loans increased 7% to $1.68 billion at June 30, 2024, compared to $1.57 billion at March 31, 2024, and increased 11% compared to $1.51 billion at June 30, 2023. The increase in construction, land and land development loans was primarily the result of new loan production and advances on multifamily construction loans, primarily related to affordable housing projects. Agricultural business loans increased 5% to $334.6 million at June 30, 2024, compared to $318.0 million at March 31, 2024 and increased 8% compared to $310.1 million at June 30, 2023, primarily due to new loan production and advances on agricultural lines of credit.
Loans held for sale were $13.4 million at June 30, 2024, compared to $9.4 million at March 31, 2024 and $60.6 million at June 30, 2023. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $75.0 million, compared to $65.9 million in the preceding quarter and $62.6 million in the second quarter a year ago. The decrease in loans held for sale compared to June 30, 2023 was due to the previously mentioned transfer of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023. There were no multifamily loans held for sale at June 30, 2024 or March 31, 2024.

BANR - Second Quarter 2024 Results
July 17, 2024

Total deposits decreased to $13.08 billion at June 30, 2024, compared to $13.16 billion at March 31, 2024 and $13.10 billion a year ago. Core deposits decreased 1% to $11.55 billion at June 30, 2024, compared to $11.67 billion at March 31, 2024, and decreased 2% compared to $11.74 billion at June 30, 2023. The decrease in core deposits primarily reflects clients using deposits for seasonal tax payments. Core deposits were 88% of total deposits at June 30, 2024, compared to 89% of total deposits at March 31, 2024 and 90% of total deposits at June 30, 2023. Certificates of deposit increased 3% to $1.53 billion at June 30, 2024, compared to $1.49 billion at March 31, 2024, and increased 12% compared to $1.36 billion a year earlier. The increase in certificates of deposit during the current quarter compared to the preceding quarter and second quarter a year ago was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposit. The increase in certificates of deposit from the second quarter a year ago was partially offset by a $98.3 million decrease in brokered deposits.
Banner Bank’s estimated uninsured deposits were $4.09 billion or 31% of total deposits at June 30, 2024, compared to $4.18 billion or 31% of total deposits at March 31, 2024. The uninsured deposit calculation includes $326.5 million and $316.6 million of collateralized public deposits at June 30, 2024 and March 31, 2024, respectively. Uninsured deposits also include cash held by the holding company of $63.9 million and $113.9 million at June 30, 2024 and March 31, 2024, respectively. Banner Bank’s estimated uninsured deposits, excluding collateralized public deposits and cash held at the holding company, were 28% of total deposits at both June 30, 2024 and March 31, 2024.
Banner had $398.0 million of FHLB advances at June 30, 2024, compared to $52.0 million at March 31, 2024 and $270.0 million a year ago. At June 30, 2024, Banner’s off-balance sheet liquidity included additional borrowing capacity of $3.02 billion at the FHLB and $1.59 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
At June 30, 2024, total common shareholders’ equity was $1.69 billion, or 10.69% of total assets, compared to $1.66 billion or 10.73% of total assets at March 31, 2024, and $1.54 billion or 9.90% of total assets at June 30, 2023. The increase in total common shareholders’ equity at June 30, 2024 compared to March 31, 2024 was primarily due to a $23.1 million increase in retained earnings as a result of $39.8 million in net income, partially offset by the accrual of $16.7 million of cash dividends during the second quarter of 2024. At June 30, 2024, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.31 billion, or 8.51% of tangible assets, compared to $1.29 billion, or 8.50% of tangible assets, at March 31, 2024, and $1.16 billion, or 7.64% of tangible assets, a year ago. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At June 30, 2024, Banner’s estimated common equity Tier 1 capital ratio was 12.02%, its estimated Tier 1 leverage capital to average assets ratio was 10.80%, and its estimated total capital to risk-weighted assets ratio was 14.62%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $152.8 million, or 1.37% of total loans receivable and 498% of non-performing loans, at June 30, 2024, compared to $151.1 million, or 1.39% of total loans receivable and 513% of non-performing loans, at March 31, 2024, and $144.7 million, or 1.38% of total loans receivable and 513% of non-performing loans, at June 30, 2023. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $14.0 million at June 30, 2024, compared to $13.6 million at March 31, 2024, and $14.7 million at June 30, 2023. Net loan charge-offs totaled $245,000 in the second quarter of 2024, compared to net loan recoveries of $73,000 in the preceding quarter and net loan charge-offs of $336,000 in the second quarter a year ago. Non-performing loans were $30.7 million at June 30, 2024, compared to $29.5 million at March 31, 2024, and $28.2 million a year ago.
Substandard loans were $122.0 million at June 30, 2024, compared to $116.1 million at March 31, 2024 and $145.0 million a year ago. The increase from the prior quarter reflects downgrades of loans, partially offset by paydowns and payoffs of substandard loans. The decrease from the prior year quarter primarily reflects paydowns and payoffs of substandard loans as well as risk rating upgrades.
Total non-performing assets were $33.3 million, or 0.21% of total assets, at June 30, 2024, compared to $29.9 million, or 0.19% of total assets, at March 31, 2024, and $28.7 million, or 0.18% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday July 18, 2024, at 8:00 a.m. PDT, to discuss its second quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 005428 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $15.82 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Second Quarter 2024 Results
July 17, 2024

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth, or increased political instability due to acts of war; (2) changes in the interest rate environment, including past increases in the Board of Governors of the Federal Reserve System (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; (3) the impact of continuing elevated inflation and the current and future monetary policies of the Federal Reserve in response thereto; (4) the effects of any federal government shutdown; (5) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (6) expectations regarding key growth initiatives and strategic priorities; (7) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (8) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (9) competitive pressures among depository institutions; (10) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (11) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (12) fluctuations in real estate values; (13) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (14) the ability to access cost-effective funding; (15) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (16) changes in financial markets; (17) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (18) the costs, effects and outcomes of litigation; (19) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (20) changes in accounting principles, policies or guidelines; (21) future acquisitions by Banner of other depository institutions or lines of business; (22) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (23) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (24) environmental, social and governance goals and targets; (25) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (26) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Second Quarter 2024 Results
July 17, 2024

RESULTS OF OPERATIONS	Quarters Ended			Six Months Ended
(in thousands except shares and per share data)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
INTEREST INCOME:
Loans receivable	$161,191	$156,475	$140,848	$317,666	$274,105
Mortgage-backed securities	16,708	16,934	18,285	33,642	37,263
Securities and cash equivalents	11,239	11,279	12,676	22,518	27,402
Total interest income	189,138	184,688	171,809	373,826	338,770
INTEREST EXPENSE:
Deposits	48,850	44,613	20,539	93,463	29,783
Federal Home Loan Bank (FHLB) advances	3,621	2,972	5,157	6,593	6,421
Other borrowings	1,160	1,175	771	2,335	1,152
Subordinated debt	2,961	2,969	2,824	5,930	5,584
Total interest expense	56,592	51,729	29,291	108,321	42,940
Net interest income	132,546	132,959	142,518	265,505	295,830
PROVISION FOR CREDIT LOSSES	2,369	520	6,764	2,889	6,240
Net interest income after provision for credit losses	130,177	132,439	135,754	262,616	289,590
NON-INTEREST INCOME:
Deposit fees and other service charges	10,590	11,022	10,600	21,612	21,162
Mortgage banking operations	3,006	2,335	1,686	5,341	4,377
Bank-owned life insurance	2,367	2,237	2,386	4,604	4,574
Miscellaneous	1,988	1,892	1,428	3,880	3,068
	17,951	17,486	16,100	35,437	33,181
Net loss on sale of securities	(562)	(4,903)	(4,527)	(5,465)	(11,779)
Net change in valuation of financial instruments carried at fair value	(190)	(992)	(3,151)	(1,182)	(3,703)
Total non-interest income	17,199	11,591	8,422	28,790	17,699
NON-INTEREST EXPENSE:
Salary and employee benefits	63,831	62,369	61,972	126,200	123,361
Less capitalized loan origination costs	(4,639)	(3,676)	(4,457)	(8,315)	(7,888)
Occupancy and equipment	12,128	12,462	11,994	24,590	23,964
Information and computer data services	7,240	7,320	7,082	14,560	14,229
Payment and card processing services	5,691	5,710	4,669	11,401	9,287
Professional and legal expenses	1,201	1,530	2,400	2,731	4,521
Advertising and marketing	1,198	1,079	940	2,277	1,746
Deposit insurance	2,858	2,809	2,839	5,667	4,729
State and municipal business and use taxes	1,394	1,304	1,229	2,698	2,529
Real estate operations, net	297	(220)	75	77	(202)
Amortization of core deposit intangibles	724	723	991	1,447	2,041
Miscellaneous	6,205	6,231	5,671	12,436	11,709
Total non-interest expense	98,128	97,641	95,405	195,769	190,026
Income before provision for income taxes	49,248	46,389	48,771	95,637	117,263
PROVISION FOR INCOME TAXES	9,453	8,830	9,180	18,283	22,117
NET INCOME	$39,795	$37,559	$39,591	$77,354	$95,146
Earnings per common share:
Basic	$1.15	$1.09	$1.15	$2.25	$2.77
Diluted	$1.15	$1.09	$1.15	$2.24	$2.76
Cumulative dividends declared per common share	$0.48	$0.48	$0.48	$0.96	$0.96
Weighted average number of common shares outstanding:
Basic	34,488,163	34,391,564	34,373,434	34,439,863	34,306,853
Diluted	34,537,012	34,521,105	34,409,024	34,539,620	34,435,221
Increase in common shares outstanding	60,531	46,852	36,087	107,383	150,609

BANR - Second Quarter 2024 Results
July 17, 2024

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Jun 30, 2023	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$195,163	$168,427	$209,634	$229,918	15.9%	(15.1)%
Interest-bearing deposits	52,295	40,849	44,830	51,407	28.0%	1.7%
Total cash and cash equivalents	247,458	209,276	254,464	281,325	18.2%	(12.0)%
Securities - trading	—	—	—	25,659	nm	(100.0)%
Securities - available for sale, amortized cost $2,572,544, $2,617,986, $2,729,980 and $2,879,179, respectively	2,197,693	2,244,939	2,373,783	2,465,960	(2.1)%	(10.9)%
Securities - held to maturity, fair value $852,709, $869,097, $907,514 and $933,116, respectively	1,023,028	1,038,312	1,059,055	1,098,570	(1.5)%	(6.9)%
Total securities	3,220,721	3,283,251	3,432,838	3,590,189	(1.9)%	(10.3)%
FHLB stock	27,311	11,741	24,028	20,800	132.6%	31.3%
Loans held for sale	13,421	9,357	11,170	60,612	43.4%	(77.9)%
Loans receivable	11,143,848	10,869,096	10,810,455	10,472,407	2.5%	6.4%
Allowance for credit losses – loans	(152,848)	(151,140)	(149,643)	(144,680)	1.1%	5.6%
Net loans receivable	10,991,000	10,717,956	10,660,812	10,327,727	2.5%	6.4%
Accrued interest receivable	67,520	66,124	63,100	57,007	2.1%	18.4%
Property and equipment, net	126,465	129,889	132,231	135,414	(2.6)%	(6.6)%
Goodwill	373,121	373,121	373,121	373,121	—%	—%
Other intangibles, net	4,237	4,961	5,684	7,399	(14.6)%	(42.7)%
Bank-owned life insurance	307,948	306,600	304,366	301,260	0.4%	2.2%
Operating lease right-of-use assets	39,628	40,834	43,731	45,812	(3.0)%	(13.5)%
Other assets	397,364	365,169	364,846	384,070	8.8%	3.5%
Total assets	$15,816,194	$15,518,279	$15,670,391	$15,584,736	1.9%	1.5%
LIABILITIES
Deposits:
Non-interest-bearing	$4,537,803	$4,699,553	$4,792,369	$5,369,187	(3.4)%	(15.5)%
Interest-bearing transaction and savings accounts	7,016,327	6,973,338	6,759,661	6,373,269	0.6%	10.1%
Interest-bearing certificates	1,525,133	1,485,880	1,477,467	1,356,600	2.6%	12.4%
Total deposits	13,079,263	13,158,771	13,029,497	13,099,056	(0.6)%	(0.2)%
Advances from FHLB	398,000	52,000	323,000	270,000	665.4%	47.4%
Other borrowings	165,956	183,341	182,877	193,019	(9.5)%	(14.0)%
Subordinated notes, net	89,561	89,456	92,851	92,646	0.1%	(3.3)%
Junior subordinated debentures at fair value	66,831	66,586	66,413	67,237	0.4%	(0.6)%
Operating lease liabilities	44,056	45,524	48,659	51,234	(3.2)%	(14.0)%
Accrued expenses and other liabilities	235,515	211,578	228,428	223,565	11.3%	5.3%
Deferred compensation	46,246	46,515	45,975	45,466	(0.6)%	1.7%
Total liabilities	14,125,428	13,853,771	14,017,700	14,042,223	2.0%	0.6%
SHAREHOLDERS’ EQUITY
Common stock	1,302,236	1,300,969	1,299,651	1,294,934	0.1%	0.6%
Retained earnings	686,079	663,021	642,175	587,027	3.5%	16.9%
Accumulated other comprehensive loss	(297,549)	(299,482)	(289,135)	(339,448)	(0.6)%	(12.3)%
Total shareholders’ equity	1,690,766	1,664,508	1,652,691	1,542,513	1.6%	9.6%
Total liabilities and shareholders’ equity	$15,816,194	$15,518,279	$15,670,391	$15,584,736	1.9%	1.5%
Common Shares Issued:
Shares outstanding at end of period	34,455,752	34,395,221	34,348,369	34,344,627
Common shareholders’ equity per share (1)	$49.07	$48.39	$48.12	$44.91
Common shareholders’ tangible equity per share (1) (2)	$38.12	$37.40	$37.09	$33.83
Common shareholders’ equity to total assets	10.69%	10.73%	10.55%	9.90%
Common shareholders’ tangible equity to tangible assets (2)	8.51%	8.50%	8.33%	7.64%
Consolidated Tier 1 leverage capital ratio	10.80%	10.71%	10.56%	10.22%

nm	Not meaningful
(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
					Percentage Change
LOANS	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Jun 30, 2023	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$950,922	$905,063	$915,897	$894,876	5.1%	6.3%
Investment properties	1,536,142	1,544,885	1,541,344	1,558,176	(0.6)%	(1.4)%
Small balance CRE	1,234,302	1,159,355	1,178,500	1,172,825	6.5%	5.2%
Multifamily real estate	717,089	809,101	811,232	699,830	(11.4)%	2.5%
Construction, land and land development:
Commercial construction	173,296	158,011	170,011	183,765	9.7%	(5.7)%
Multifamily construction	663,989	573,014	503,993	433,868	15.9%	53.0%
One- to four-family construction	490,237	495,931	526,432	547,200	(1.1)%	(10.4)%
Land and land development	352,184	344,563	336,639	345,053	2.2%	2.1%
Commercial business:
Commercial business	1,298,134	1,262,716	1,255,734	1,313,226	2.8%	(1.1)%
Small business scored	1,074,465	1,028,067	1,022,154	982,283	4.5%	9.4%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	334,583	317,958	331,089	310,120	5.2%	7.9%
One- to four-family residential	1,603,266	1,566,834	1,518,046	1,340,126	2.3%	19.6%
Consumer:
Consumer—home equity revolving lines of credit	611,739	597,060	588,703	577,725	2.5%	5.9%
Consumer—other	103,500	106,538	110,681	113,334	(2.9)%	(8.7)%
Total loans receivable	$11,143,848	$10,869,096	$10,810,455	$10,472,407	2.5%	6.4%
Loans 30 - 89 days past due and on accrual	$11,850	$19,649	$19,744	$6,259
Total delinquent loans (including loans on non-accrual), net	$32,081	$39,429	$43,164	$29,135
Total delinquent loans / Total loans receivable	0.29%	0.36%	0.40%	0.28%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Jun 30, 2024		Mar 31, 2024	Dec 31, 2023	Jun 30, 2023	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount

Washington	$5,182,378	46.5%	$5,091,912	$5,095,602	$4,945,074	1.8%	4.8%
California	2,787,190	25.0%	2,687,114	2,670,923	2,537,121	3.7%	9.9%
Oregon	2,072,153	18.6%	2,013,453	1,974,001	1,913,929	2.9%	8.3%
Idaho	641,209	5.8%	613,155	610,064	595,065	4.6%	7.8%
Utah	80,295	0.7%	72,652	68,931	62,720	10.5%	28.0%
Other	380,623	3.4%	390,810	390,934	418,498	(2.6)%	(9.1)%
Total loans receivable	$11,143,848	100.0%	$10,869,096	$10,810,455	$10,472,407	2.5%	6.4%

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Commercial real estate	$102,258	$67,362	$94,640
Multifamily real estate	2,774	385	3,441
Construction and land	546,675	437,273	488,980
Commercial business	167,168	154,715	128,404
Agricultural business	22,255	34,406	28,367
One-to four-family residential	34,498	17,568	52,618
Consumer	120,470	66,145	112,555
Total loan originations (excluding loans held for sale)	$996,098	$777,854	$909,005

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
ALLOWANCE FOR CREDIT LOSSES – LOANS
Balance, beginning of period	$151,140	$149,643	$141,457
Provision for credit losses – loans	1,953	1,424	3,559
Recoveries of loans previously charged off:
Commercial real estate	98	1,389	74
One- to four-family real estate	17	16	36
Commercial business	324	781	524
Agricultural business, including secured by farmland	195	106	2
Consumer	112	159	117
	746	2,451	753
Loans charged off:
Commercial real estate	(347)	—	—
Construction and land	—	—	(156)
One- to four-family real estate	—	—	(4)
Commercial business	(137)	(1,809)	(566)
Consumer	(507)	(569)	(363)
	(991)	(2,378)	(1,089)
Net (charge-offs) recoveries	(245)	73	(336)
Balance, end of period	$152,848	$151,140	$144,680
Net (charge-offs) recoveries / Average loans receivable	(0.002)%	0.001%	(0.003)%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES – LOANS	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Commercial real estate	$39,064	$43,555	$43,636
Multifamily real estate	8,253	9,293	8,039
Construction and land	31,597	28,908	29,844
One- to four-family real estate	20,906	20,432	16,737
Commercial business	38,835	35,544	33,880
Agricultural business, including secured by farmland	4,045	3,890	3,573
Consumer	10,148	9,518	8,971
Total allowance for credit losses – loans	$152,848	$151,140	$144,680
Allowance for credit losses - loans / Total loans receivable	1.37%	1.39%	1.38%
Allowance for credit losses - loans / Non-performing loans	498%	513%	513%

	Quarters Ended
CHANGE IN THE	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$13,597	$14,484	$13,443
Provision/(recapture) for credit losses - unfunded loan commitments	430	(887)	1,221
Balance, end of period	$14,027	$13,597	$14,664

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
NON-PERFORMING ASSETS
	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Jun 30, 2023
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,326	$2,753	$2,677	$2,478
Construction and land	3,999	5,029	3,105	2,280
One- to four-family	8,184	7,750	5,702	7,605
Commercial business	8,694	7,355	9,002	8,439
Agricultural business, including secured by farmland	1,586	2,496	3,167	3,997
Consumer	3,380	3,411	3,204	3,272
	28,169	28,794	26,857	28,071
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Construction and land	—	286	1,138	—
One- to four-family	1,861	409	1,205	60
Commercial business	—	—	1	—
Consumer	692	—	401	49
	2,553	695	2,745	109
Total non-performing loans	30,722	29,489	29,602	28,180
REO	2,564	448	526	546
Total non-performing assets	$33,286	$29,937	$30,128	$28,726
Total non-performing assets to total assets	0.21%	0.19%	0.19%	0.18%

LOANS BY CREDIT RISK RATING
	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Jun 30, 2023
Pass	$10,971,850	$10,731,015	$10,671,281	$10,315,687
Special Mention	50,027	22,029	13,732	11,745
Substandard	121,971	116,052	125,442	144,975
Total	$11,143,848	$10,869,096	$10,810,455	$10,472,407

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Jun 30, 2023	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,537,803	$4,699,553	$4,792,369	$5,369,187	(3.4)%	(15.5)%
Interest-bearing checking	2,208,742	2,112,799	2,098,526	1,908,402	4.5%	15.7%
Regular savings accounts	3,192,036	3,171,933	2,980,530	2,588,298	0.6%	23.3%
Money market accounts	1,615,549	1,688,606	1,680,605	1,876,569	(4.3)%	(13.9)%
Total interest-bearing transaction and savings accounts	7,016,327	6,973,338	6,759,661	6,373,269	0.6%	10.1%
Total core deposits	11,554,130	11,672,891	11,552,030	11,742,456	(1.0)%	(1.6)%
Interest-bearing certificates	1,525,133	1,485,880	1,477,467	1,356,600	2.6%	12.4%
Total deposits	$13,079,263	$13,158,771	$13,029,497	$13,099,056	(0.6)%	(0.2)%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Jun 30, 2024		Mar 31, 2024	Dec 31, 2023	Jun 30, 2023	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,171,699	54.8%	$7,258,785	$7,247,392	$7,255,731	(1.2)%	(1.2)%
Oregon	2,909,838	22.3%	2,914,605	2,852,677	2,914,267	(0.2)%	(0.2)%
California	2,331,793	17.8%	2,316,515	2,269,557	2,257,247	0.7%	3.3%
Idaho	665,933	5.1%	668,866	659,871	671,811	(0.4)%	(0.9)%
Total deposits	$13,079,263	100.0%	$13,158,771	$13,029,497	$13,099,056	(0.6)%	(0.2)%

INCLUDED IN TOTAL DEPOSITS
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Public non-interest-bearing accounts	$149,012	$140,477	$191,591
Public interest-bearing transaction & savings accounts	250,136	251,161	189,140
Public interest-bearing certificates	29,101	28,821	45,840
Total public deposits	$428,249	$420,459	$426,571
Collateralized public deposits	$326,524	$316,554	$309,665
Total brokered deposits	$105,309	$107,527	$203,649

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Number of deposit accounts	460,107	461,399	467,490
Average account balance per account	$29	$29	$28

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF JUNE 30, 2024	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,955,333	14.62%	$1,069,904	8.00%	$1,337,380	10.00%
Tier 1 capital to risk-weighted assets	1,693,543	12.66%	802,428	6.00%	802,428	6.00%
Tier 1 leverage capital to average assets	1,693,543	10.80%	627,282	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,607,043	12.02%	601,821	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,833,271	13.70%	1,070,354	8.00%	1,337,943	10.00%
Tier 1 capital to risk-weighted assets	1,671,481	12.49%	802,766	6.00%	1,070,354	8.00%
Tier 1 leverage capital to average assets	1,671,481	10.66%	627,468	4.00%	784,335	5.00%
Common equity tier 1 capital to risk-weighted assets	1,671,481	12.49%	602,074	4.50%	869,663	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Jun 30, 2024			Mar 31, 2024			Jun 30, 2023
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$11,665	$206	7.10%	$9,939	$167	6.76%	$56,073	$738	5.28%
Mortgage loans	9,006,857	129,230	5.77%	8,892,561	125,284	5.67%	8,413,392	112,097	5.34%
Commercial/agricultural loans	1,874,039	31,761	6.82%	1,830,095	30,847	6.78%	1,768,511	27,683	6.28%
Consumer and other loans	132,661	2,156	6.54%	133,854	2,196	6.60%	138,902	2,137	6.17%
Total loans (1)	11,025,222	163,353	5.96%	10,866,449	158,494	5.87%	10,376,878	142,655	5.51%
Mortgage-backed securities	2,672,187	16,850	2.54%	2,728,640	17,076	2.52%	2,958,700	18,429	2.50%
Other securities	958,809	11,181	4.69%	984,639	11,501	4.70%	1,184,503	12,932	4.38%
Interest-bearing deposits with banks	58,022	578	4.01%	45,264	459	4.08%	44,922	557	4.97%
FHLB stock	21,080	365	6.96%	19,073	209	4.41%	25,611	157	2.46%
Total investment securities	3,710,098	28,974	3.14%	3,777,616	29,245	3.11%	4,213,736	32,075	3.05%
Total interest-earning assets	14,735,320	192,327	5.25%	14,644,065	187,739	5.16%	14,590,614	174,730	4.80%
Non-interest-earning assets	926,411			943,725			939,100
Total assets	$15,661,731			$15,587,790			$15,529,714
Deposits:
Interest-bearing checking accounts	$2,156,214	7,621	1.42%	$2,104,242	6,716	1.28%	$1,870,605	2,331	0.50%
Savings accounts	3,147,522	17,200	2.20%	3,066,448	15,279	2.00%	2,536,713	4,895	0.77%
Money market accounts	1,659,327	9,124	2.21%	1,674,159	8,388	2.02%	1,957,553	6,007	1.23%
Certificates of deposit	1,503,597	14,905	3.99%	1,500,429	14,230	3.81%	1,126,647	7,306	2.60%
Total interest-bearing deposits	8,466,660	48,850	2.32%	8,345,278	44,613	2.15%	7,491,518	20,539	1.10%
Non-interest-bearing deposits	4,634,738	—	—%	4,711,922	—	—%	5,445,960	—	—%
Total deposits	13,101,398	48,850	1.50%	13,057,200	44,613	1.37%	12,937,478	20,539	0.64%
Other interest-bearing liabilities:
FHLB advances	259,549	3,621	5.61%	212,989	2,972	5.61%	390,705	5,157	5.29%
Other borrowings	175,518	1,160	2.66%	180,692	1,175	2.62%	188,060	771	1.64%
Junior subordinated debentures and subordinated notes	179,178	2,961	6.65%	181,579	2,969	6.58%	185,096	2,824	6.12%
Total borrowings	614,245	7,742	5.07%	575,260	7,116	4.98%	763,861	8,752	4.60%
Total funding liabilities	13,715,643	56,592	1.66%	13,632,460	51,729	1.53%	13,701,339	29,291	0.86%
Other non-interest-bearing liabilities (2)	294,794			303,412			279,232
Total liabilities	14,010,437			13,935,872			13,980,571
Shareholders’ equity	1,651,294			1,651,918			1,549,143
Total liabilities and shareholders’ equity	$15,661,731			$15,587,790			$15,529,714
Net interest income/rate spread (tax equivalent)		$135,735	3.59%		$136,010	3.63%		$145,439	3.94%
Net interest margin (tax equivalent)			3.70%			3.74%			4.00%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,189)			(3,051)			(2,921)
Net interest income and margin, as reported		$132,546	3.62%		$132,959	3.65%		$142,518	3.92%
Additional Key Financial Ratios:
Return on average assets			1.02%			0.97%			1.02%
Adjusted return on average assets (4)			1.04%			1.08%			1.18%
Return on average equity			9.69%			9.14%			10.25%
Adjusted return on average equity (4)			9.83%			10.24%			11.80%
Average equity/average assets			10.54%			10.60%			9.98%
Average interest-earning assets/average interest-bearing liabilities			162.27%			164.16%			176.74%
Average interest-earning assets/average funding liabilities			107.43%			107.42%			106.49%
Non-interest income/average assets			0.44%			0.30%			0.22%
Non-interest expense/average assets			2.52%			2.52%			2.46%
Efficiency ratio			65.53%			67.55%			63.21%
Adjusted efficiency ratio (4)			63.60%			63.70%			58.58%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.2 million, $2.0 million and $1.8 million for the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.0 million for both the quarters ended June 30, 2024 and March 31, 2024 and $1.1 million for the quarter ended June 30, 2023.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Six Months Ended
	Jun 30, 2024			Jun 30, 2023
	Average Balance	Interest and Dividends	Yield/Cost (3)	Average Balance	Interest and Dividends	Yield/Cost (3)
Interest-earning assets:
Held for sale loans	$10,802	$373	6.94%	$54,375	$1,409	5.23%
Mortgage loans	8,949,709	254,514	5.72%	8,340,792	218,997	5.29%
Commercial/agricultural loans	1,852,067	62,608	6.80%	1,739,091	52,909	6.14%
Consumer and other loans	133,258	4,352	6.57%	138,004	4,252	6.21%
Total loans (1)	10,945,836	321,847	5.91%	10,272,262	277,567	5.45%
Mortgage-backed securities	2,700,413	33,926	2.53%	3,025,907	37,552	2.50%
Other securities	971,724	22,682	4.69%	1,294,743	28,027	4.37%
Interest-bearing deposits with banks	51,643	1,037	4.04%	49,229	1,165	4.77%
FHLB stock	20,077	574	5.75%	19,955	247	2.50%
Total investment securities	3,743,857	58,219	3.13%	4,389,834	66,991	3.08%
Total interest-earning assets	14,689,693	380,066	5.20%	14,662,096	344,558	4.74%
Non-interest-earning assets	935,068			930,208
Total assets	$15,624,761			$15,592,304
Deposits:
Interest-bearing checking accounts	$2,130,228	14,337	1.35%	$1,825,386	3,237	0.36%
Savings accounts	3,106,985	32,479	2.10%	2,575,726	6,779	0.53%
Money market accounts	1,666,743	17,512	2.11%	2,061,767	9,806	0.96%
Certificates of deposit	1,502,013	29,135	3.90%	969,607	9,961	2.07%
Total interest-bearing deposits	8,405,969	93,463	2.24%	7,432,486	29,783	0.81%
Non-interest-bearing deposits	4,673,330	—	—%	5,701,953	—	—%
Total deposits	13,079,299	93,463	1.44%	13,134,439	29,783	0.46%
Other interest-bearing liabilities:
FHLB advances	236,269	6,593	5.61%	249,131	6,421	5.20%
Other borrowings	178,105	2,335	2.64%	208,645	1,152	1.11%
Junior subordinated debentures and subordinated notes	180,379	5,930	6.61%	188,142	5,584	5.99%
Total borrowings	594,753	14,858	5.02%	645,918	13,157	4.11%
Total funding liabilities	13,674,052	108,321	1.59%	13,780,357	42,940	0.63%
Other non-interest-bearing liabilities (2)	299,103			286,084
Total liabilities	13,973,155			14,066,441
Shareholders’ equity	1,651,606			1,525,863
Total liabilities and shareholders’ equity	$15,624,761			$15,592,304
Net interest income/rate spread (tax equivalent)		$271,745	3.61%		$301,618	4.11%
Net interest margin (tax equivalent)			3.72%			4.15%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(6,240)			(5,788)
Net interest income and margin, as reported		$265,505	3.63%		$295,830	4.07%
Additional Key Financial Ratios:
Return on average assets			1.00%			1.23%
Adjusted return on average assets (4)			1.06%			1.39%
Return on average equity			9.42%			12.57%
Adjusted return on average equity (4)			10.03%			14.16%
Average equity/average assets			10.57%			9.79%
Average interest-earning assets/average interest-bearing liabilities			163.21%			181.50%
Average interest-earning assets/average funding liabilities			107.43%			106.40%
Non-interest income/average assets			0.37%			0.23%
Non-interest expense/average assets			2.52%			2.46%
Efficiency ratio			66.52%			60.61%
Adjusted efficiency ratio (4)			63.65%			56.33%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $4.2 million and $3.5 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $2.1 million and $2.3 million for the six months ended June 30, 2024 and June 30, 2023, respectively.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net interest income (GAAP)	$132,546	$132,959	$142,518	$265,505	$295,830
Non-interest income (GAAP)	17,199	11,591	8,422	28,790	17,699
Total revenue (GAAP)	149,745	144,550	150,940	294,295	313,529
Exclude: Net loss on sale of securities	562	4,903	4,527	5,465	11,779
Net change in valuation of financial instruments carried at fair value	190	992	3,151	1,182	3,703
Adjusted revenue (non-GAAP)	$150,497	$150,445	$158,618	$300,942	$329,011

ADJUSTED EARNINGS	Quarters Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net income (GAAP)	$39,795	$37,559	$39,591	$77,354	$95,146
Exclude: Net loss on sale of securities	562	4,903	4,527	5,465	11,779
Net change in valuation of financial instruments carried at fair value	190	992	3,151	1,182	3,703
Banner Forward expenses (1)	—	—	195	—	338
Related net tax benefit	(180)	(1,415)	(1,890)	(1,595)	(3,797)
Total adjusted earnings (non-GAAP)	$40,367	$42,039	$45,574	$82,406	$107,169

Diluted earnings per share (GAAP)	$1.15	$1.09	$1.15	$2.24	$2.76
Diluted adjusted earnings per share (non-GAAP)	$1.17	$1.22	$1.32	$2.39	$3.11
Return on average assets	1.02%	0.97%	1.02%	1.00%	1.23%
Adjusted return on average assets (2)	1.04%	1.08%	1.18%	1.06%	1.39%
Return on average equity	9.69%	9.14%	10.25%	9.42%	12.57%
Adjusted return on average equity (3)	9.83%	10.24%	11.80%	10.03%	14.16%
(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted earnings (non-GAAP) divided by average assets.
(3)Adjusted earnings (non-GAAP) divided by average equity.

BANR - Second Quarter 2024 Results
July 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Non-interest expense (GAAP)	$98,128	$97,641	$95,405	$195,769	$190,026
Exclude: Banner Forward expenses (1)	—	—	(195)	—	(338)
CDI amortization	(724)	(723)	(991)	(1,447)	(2,041)
State/municipal tax expense	(1,394)	(1,304)	(1,229)	(2,698)	(2,529)
REO operations	(297)	220	(75)	(77)	202
Adjusted non-interest expense (non-GAAP)	$95,713	$95,834	$92,915	$191,547	$185,320

Net interest income (GAAP)	$132,546	$132,959	$142,518	$265,505	$295,830
Non-interest income (GAAP)	17,199	11,591	8,422	28,790	17,699
Total revenue (GAAP)	149,745	144,550	150,940	294,295	313,529
Exclude: Net loss on sale of securities	562	4,903	4,527	5,465	11,779
Net change in valuation of financial instruments carried at fair value	190	992	3,151	1,182	3,703
Adjusted revenue (non-GAAP)	$150,497	$150,445	$158,618	$300,942	$329,011

Efficiency ratio (GAAP)	65.53%	67.55%	63.21%	66.52%	60.61%
Adjusted efficiency ratio (non-GAAP) (2)	63.60%	63.70%	58.58%	63.65%	56.33%
(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Jun 30, 2023
Shareholders’ equity (GAAP)	$1,690,766	$1,664,508	$1,652,691	$1,542,513
Exclude goodwill and other intangible assets, net	377,358	378,082	378,805	380,520
Tangible common shareholders’ equity (non-GAAP)	$1,313,408	$1,286,426	$1,273,886	$1,161,993

Total assets (GAAP)	$15,816,194	$15,518,279	$15,670,391	$15,584,736
Exclude goodwill and other intangible assets, net	377,358	378,082	378,805	380,520
Total tangible assets (non-GAAP)	$15,438,836	$15,140,197	$15,291,586	$15,204,216
Common shareholders’ equity to total assets (GAAP)	10.69%	10.73%	10.55%	9.90%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.51%	8.50%	8.33%	7.64%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,690,766	$1,664,508	$1,652,691	$1,542,513
Tangible common shareholders’ equity (non-GAAP)	$1,313,408	$1,286,426	$1,273,886	$1,161,993
Common shares outstanding at end of period	34,455,752	34,395,221	34,348,369	34,344,627
Common shareholders’ equity (book value) per share (GAAP)	$49.07	$48.39	$48.12	$44.91
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$38.12	$37.40	$37.09	$33.83